Exhibit 99.15

Johnson & Johnson Reports 2010 Third-Quarter Results:

Sales of $15.0 Billion Decreased 0.7% Versus 2009 Third-Quarter;
 EPS of $1.23 increased 2.5% Versus 2009 Third-Quarter

New Brunswick, NJ (October 19, 2010) – Johnson & Johnson today announced sales of $15.0 billion for the third quarter of 2010, a decrease of 0.7% as compared to the third quarter of 2009.  Operational results increased 0.1% and the negative impact of currency was 0.8%.  Domestic sales declined 2.5%, while international sales increased 1.1%, reflecting operational growth of 2.6% and a negative currency impact of 1.5%.

Net earnings and diluted earnings per share for the third quarter of 2010 were $3.4 billion and $1.23, respectively, representing increases of 2.2% and 2.5%, as compared to the same period in 2009.

The Company raised its earnings guidance for full-year 2010 to $4.70 - $4.80 per share, reflecting recent currency exchange rates.  The Company’s guidance excludes the impact of special items.

“We continue to deliver solid earnings while investing in our future through complementary strategic partnerships and acquisitions,” said William C. Weldon, Chairman and Chief Executive Officer. “Our pharmaceutical business has returned to growth this year and we continue to advance our pipeline with promising clinical data in key therapeutic areas.  We are pleased with the strong performance of newly launched products in both our pharmaceutical and medical device and diagnostics businesses.”

Worldwide Consumer sales of $3.6 billion for the third quarter represented a decrease of 10.6% versus the prior year consisting of an operational decline of 10.2% and a negative impact from currency of 0.4%.  Domestic sales decreased 24.5%; international sales decreased 0.3%, which reflected an operational increase of 0.4% and a negative currency impact of 0.7%.

Positive contributors to operational results were Dabao skin care products, baby care products, and international sales of anti-smoking aids.  Sales were significantly impacted by the previously announced recalls of certain over-the-counter medicines and the suspension of manufacturing at the McNeil Consumer Healthcare Fort Washington, Pa., facility as well as the currency devaluation in Venezuela.  With respect to the ongoing remediation actions at the Fort Washington facility, Mr. Weldon stated, “We have made considerable progress, and are working diligently to reopen what will be a state of the art facility.  Working across our production network, we have begun restoring the supply of some of the impacted children’s medicines, which will increase in the coming months.”

Worldwide Pharmaceutical sales of $5.5 billion for the third quarter represented an increase of 4.7% versus the prior year with operational growth of 5.9% and a negative impact from currency of 1.2%.  Domestic sales increased 6.9%; international sales increased 2.0%, which reflected an operational increase of 4.6% and a negative currency impact of 2.6%.

Several products had strong operational growth including sales of REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; PREZISTA® (darunavir), a treatment for HIV; international sales of RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication; INTELENCE® (etravirine), a next generation non-nucleoside reverse transcriptase inhibitor for HIV; and VELCADE® (bortezomib), a treatment for multiple myeloma.

Sales growth also includes the strong performance of newly launched products including STELARATM (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; SIMPONITM (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis; and INVEGA® SUSTENNATM (paliperidone palmitate), an extended-release injectable suspension for the acute and maintenance treatment of schizophrenia in adults.

During the quarter, the Company submitted new drug applications for TMC 278, a once-daily investigational non-nucleoside reverse transcriptase inhibitor (NNRTI) for the treatment of HIV, to the U.S. Food and Drug Administration and the European Medicines Agency.  A supplemental Biologics License Application was also filed in the U.S. to expand the SIMPONI® (golimumab) label in rheumatoid arthritis (RA) to include inhibiting the progression of structural damage in the treatment of moderately to severely active RA.

In October, the Company entered into an agreement to acquire all outstanding equity of Crucell N.V. not already owned by the Company for approximately € 1.75 billion in a cash tender offer.  Crucell is a global biopharmaceutical company focused on the research & development, production and marketing of vaccines and antibodies against infectious disease worldwide.

Worldwide Medical Devices and Diagnostics sales of $5.9 billion for the third quarter represented an increase of 1.3% versus the prior year consisting of an operational increase of 1.9% and a negative currency impact of 0.6%.  Domestic sales increased 1.2%; international sales increased 1.4%, which reflected an operational increase of 2.6% and a negative currency impact of 1.2%.

Primary contributors to operational growth included Ethicon’s surgical care products; Ethicon Endo-Surgery’s minimally invasive and advanced sterilization products; Biosense Webster’s electrophysiology business; and DePuy’s orthopaedic joint reconstruction business.  This growth was partially offset by lower sales in the Cordis franchise, reflecting continued competition in the drug-eluting stent market.

During the quarter, the Company completed the acquisition of Micrus Endovascular, a global developer and manufacturer of minimally invasive devices for the treatment of hemorrhagic and ischemic stroke.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)